CONSENT OF CIPPERMAN & COMPANY, LLC

We consent to the reference to our firm in the prospectus and statement of additional information that is included in the amended Registration Statement of the Dominion Funds, Inc. on Form N-1A.

This consent does not constitute a consent under section 7 of the Securities Act of 1933, and in consenting to the references to our firm we have not certified any part of the amended Registration Statement and do not otherwise come within the categories of persons whose consent is required under said section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ TODD CIPPERMAN

CIPPERMAN & COMPANY, LLC

October 27, 2011

Wayne, PA